EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact, at (781) 861-8444:

Michael W. Rogers Exec. VP and Chief Financial Officer	William B. Boni VP, Corp. Communications

INDEVUS PHARMACEUTICALS ANNOUNCES FISCAL 2004

YEAR END AND FOURTH QUARTER RESULTS

Year Highlighted by FDA Approval, Marketing Partnership and

Launch of SANCTURA™

Company to Conduct Conference Call and Web Cast

LEXINGTON, MA, December 14, 2004 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced its consolidated results of operations for the fiscal year and the three-month periods ended September 30, 2004.

The Company reported a consolidated net loss of $68,212,000 or $1.43 per share (basic) for fiscal 2004, compared to a consolidated net loss of $31,812,000 or $0.68 per share (basic) for fiscal 2003. For the three-month period ended September 30, 2004, the Company reported a consolidated net loss of $27,854,000 or $0.58 per share (basic), compared to a consolidated net loss of $11,365,000 or $0.24 per share (basic) for the three-month period ended September 30, 2003.

At September 30, 2004, the Company had consolidated cash, cash equivalents and marketable securities totaling approximately $157,008,000.

“Fiscal 2004 was a transformational year for Indevus,” said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “During the year, we received FDA approval of SANCTURA for overactive bladder (OAB), we signed a major agreement with PLIVA d.d. resulting in cash payments to Indevus of $150 million, we established an Indevus sales force and supporting infrastructure, and we successfully launched the drug. As a result, Indevus has successfully made the transition to an integrated development and commercial organization.

“The efficient execution of our regulatory strategy enabled us to receive a timely approval and a highly competitive label for SANCTURA in the market for drugs to treat OAB, which as a category represents a pharmaceutical market which is expected to reach approximately $1.4 billion in 2004, with anticipated near-term double-digit growth,” said Dr. Cooper.

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“To commercialize SANCTURA, we entered into a partnership with PLIVA through its U.S. subsidiary, Odyssey Pharmaceuticals, Inc., that has enabled us to establish a urology specialty sales force that currently numbers approximately 85 representatives,” said Dr. Cooper. “We believe our capabilities in sales and marketing strengthen our overall ability to execute our business plan going forward through product acquisition and collaboration with partners seeking both development and commercialization capabilities.

“Together with our partner, we launched SANCTURA on August 23, 2004 with almost 500 sales representatives,” said Dr. Cooper. “To date, we are pleased that we have achieved a 3 percent market share of new prescriptions among all prescribers and a 7.6 percent market share for new prescriptions among urologists. These specialists not only account for one third of all OAB prescriptions, but serve as opinion drivers for their primary care physician colleagues on OAB. Furthermore, among physicians who have prescribed SANCTURA at least one time, the product has a market share of 17.5 percent of new prescriptions for OAB drugs.

“Our agreement with PLIVA is structured so that beginning on November 29th 2004, PLIVA became responsible for all advertising and promotion costs related to SANCTURA, as well as for costs related to our sales force for a period of three years,” said Dr. Cooper. “This will allow us to focus our financial resources on the ongoing development of our pipeline products, including the initiation of multiple additional clinical studies in several indications.

“Formulation development of SANCTURA XR, the once daily form of SANCTURA, has proceeded on schedule, and we expect to initiate a Phase III program in mid 2005,” said Dr. Cooper. “Timing of these trials is consistent with our overall plan, if successful, to launch SANCTURA XR in 2007. Under our agreement with PLIVA, the Company could receive up to $45 million in future milestone payments from PLIVA in connection with SANCTURA XR development.

“Our R&D and business development efforts are increasingly being focused on drugs which are predominantly prescribed by the medical specialist,” said Dr. Cooper. “Our specialty areas of highest priority are urology, gynecology and infectious diseases, although we will consider other areas on a case-by-case basis. We anticipate making significant progress during 2005 in advancing our clinical stage pipeline of products and identifying new acquisitions and in-license candidates.

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“We are currently conducting a multiple dose Phase I trial with aminocandin to test the safety and pharmacokinetics of this echinocandin compound for the therapy of serious fungal infections,” said Dr. Cooper. “Our previous single-dose Phase I trial demonstrated that the compound exhibited profound killing activity against fungal pathogens for up to a week following a dose, suggesting that we may be able to develop a compound that can be administered intravenously as infrequently as once or twice weekly. Assuming successful completion of the ongoing study, we are conducting manufacturing scale-up and additional toxicology studies to support initiation of Phase II studies in 2005.

“We have been carefully analyzing clinical and regulatory strategies for pagoclone, our drug which has previously undergone multiple Phase II and III trials for panic and generalized anxiety disorder (GAD),” said Dr. Cooper. “While we remain encouraged about the efficacy of pagoclone in anxiety disorders when the drug is properly dosed, we are aware that large, expensive trials in GAD are still required and it will be necessary to out-license the compound to a partner to market it to a primary care audience. The Company recently was granted a new U.S. patent covering the use of pagoclone for the treatment of stuttering. Stuttering is a disease of uncertain etiology that affects approximately three million children and adults in the U.S. The therapy of stuttering consists mainly of behavioral modification and speech therapy. There are currently no drugs approved in the U.S. for the therapy of stuttering.

“In the course of clinical trials for GAD and panic with pagoclone, we observed three patients who entered these trials with a secondary diagnosis of persistent stuttering,” said Dr. Cooper. “These patients, who had been refractory to past treatments, were noted to have a dramatic reduction in stuttering while receiving pagoclone. On discontinuation of study drug, stuttering returned to baseline levels.

“The Company is currently evaluating the clinical and regulatory pathway to study pagoclone in stuttering and is also evaluating the commercial opportunity in the U.S., where full-term patent coverage exists, and in Europe, where patents were not filed but where ten years of data exclusivity is usually granted for the approval of a new chemical entity,” said Dr. Cooper. “We are contemplating initiating a Phase II study in stuttering during 2005 pending further evaluation of clinical and commercial factors. Given the substantial preclinical, clinical and manufacturing database that has been generated by the Company, its licensor, Aventis, and its former partners, Warner-Lambert and Pfizer, we believe pagoclone is a highly leveraged, high-potential commercial opportunity. Should it be safe and effective in stuttering, we believe we could form a specialty sales force that could successfully introduce the product to pediatric and adult neurologists in the U.S. We expect to seek a partner to commercialize the product outside the U.S.

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“IP 751, our synthetic cannabinoid compound, has broad potential in pain and inflammatory conditions, such as arthritis,” said Dr. Cooper. “While we believe that larger clinical indications may ultimately represent significant value for the product, consistent with our business model we are focusing our internal efforts on specialty disease states, including interstitial cystitis, a painful bladder condition which represents a large potential urology market. We are currently defining the optimal preclinical and clinical proof of principle pathways for this and other specialty indications which we would seek to retain for self-marketing in the U.S. In parallel, we are seeking a partner to maximize the overall potential of IP 751 for larger clinical indications

“PRO 2000, our topical microbicide to prevent the sexual transmission of HIV and certain other sexually transmitted diseases, is on the threshold of entering multinational Phase II and Phase III studies of over 15,000 patients supported by the National Institutes of Health (NIH) and the Medical Research Council in the U.K. with over $100 million in designated funding to be provided by these organizations,” said Dr. Cooper. “PRO 2000 is the only microbicide to be included in both these international trials, and we expect both trials to commence within the next several months. These studies will be monitored by independent data safety monitoring boards who will make periodic assessments about the safety of the drugs and the efficacy in preventing the sexual transmission of HIV in women in high risk areas in Africa, India and the U.S.

Total consolidated revenues during fiscal 2004 were $18,726,000, compared to revenues of $5,245,000 for fiscal 2003. Fiscal 2004 revenue consisted primarily of $16,214,000 of revenues received in connection with the Company’s agreement with PLIVA, including $7,279,000 from product sales of SANCTURA to PLIVA, $6,250,000 from the amortization of revenue received from PLIVA and net $2,562,000 reimbursement to the Company from PLIVA for SANCTURA advertising and promotion costs. Additional fiscal 2004 product revenue included $2,335,000 in royalty payments from Eli Lilly and Co. in connection with sales of Sarafem, a decrease from $4,316,000 in fiscal 2003, which included $2,184,000 in one-time, non-recurring accelerated sales milestones.

Cost of product revenue increased to $7,950,000 in fiscal 2004 from $1,073,000 in fiscal 2003. Fiscal 2004 cost of product revenue relates primarily to sales of SANCTURA, sold to PLIVA at cost. Also included are royalties owed to the Massachusetts Institute of Technology related to payments received by the Company from Lilly in connection with Sarafem.

Fiscal 2004 research and development expenses were $23,303,000, compared to $24,467,000 in fiscal 2003. Research and development expenses consisted primarily of costs related to SANCTURA, which totaled $17,711,000.

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Marketing, general and administrative expenses for fiscal 2004 were $51,916,000, compared to $11,105,000 for fiscal 2003, and included $38,248,000 in marketing expenses, including significantly increased advertising and promotion expenses related to SANCTURA and the establishment of the sales force and infrastructure related to the launch and ongoing marketing of SANCTURA. Contributing to the increase in general and administrative expenses in fiscal 2004 was a noncash charge of $3,020,000.

Interest expense for fiscal 2004 included $5,170,000 in connection with the Company’s July 2003 issuance of Convertible Senior Notes.

Following the conversion of the Company’s agreement with PLIVA into a royalty-bearing structure effective on November 29, 2004, approximately 200 of the Company’s sales representatives who had been detailing SANCTURA to primary care physicians became employees of PLIVA who will continue to detail SANCTURA to primary care physicians. The Company has retained approximately 85 sales representatives who will continue detailing SANCTURA to urology specialists, obstetricians and gynecologists, and certain primary care physicians. Additionally, PLIVA became responsible on November 29, 2004 for all advertising and promotion services and will subsidize the Company’s sales force. As a result, the Company expects its quarterly net loss to decrease from its current rate beginning in the quarter ended March 31, 2005.

In the form 10-Q filed for the quarter ended June 30, 2004, the Company disclosed that the Securities and Exchange Commission (SEC) reviewed and provided comments on the Company’s prospective accounting treatment for the PLIVA agreement. As a result of discussions with the SEC, the Company changed its method of accounting for revenue to be recognized from the initial and subsequent milestones received from PLIVA. The effect of the change in accounting method in the Company’s statement of operations was to increase revenue by $1,665,000 for the three and nine months ended June 30, 2004 and to reduce the Company’s net loss by $1,665,000 for the same periods. This noncash adjustment had no effect on the statement of cash flows or cash flows from operations. The Company expects to file an amendment to its 10-Q for the quarter ended June 30, 2004 to reflect these changes.

Conference call and web cast

The Company will hold a conference call and web cast to discuss these results at 9:00 a.m. eastern time on December 14, 2004. The live call may be accessed by dialing 800-299-6183

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from the U.S. and Canada, and 617-801-9713 from international locations. The participant passcode is 59588897. A replay of the call will be available beginning at 11:00 AM on December 14, 2004 and lasting until 12:00 AM on December 24, 2004. To access the replay, please dial 888-286-8010 from the U.S. and Canada, and 617-801-6888 from international locations, using the passcode 31175789.

The press release and the live web cast will be accessible by visiting the Investors section of the Company’s website, http://www.indevus.com. An archived version of the call will be accessible at the same web address for 30 days following the live call

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in development: SANCTURA™, pagoclone for anxiety disorders, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens and aminocandin for systemic fungal infections.

SANCTURA is indicated for the treatment of overactive bladder with symptoms of urge urinary incontinence, urgency and urinary frequency. The most commonly reported side effects in Phase III U.S. clinical trials were dry mouth (20.1 percent for SANCTURA vs. 5.8 percent for placebo) and constipation (9.6 percent for SANCTURA vs. 4.6 percent for placebo). Patients who have urinary retention, gastric retention, uncontrolled narrow-angle glaucoma or hypersensitivity to SANCTURA should not use SANCTURA.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA™ and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA and SANCTURA XR; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.

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INDEVUS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and twelve months ended September 30, 2004 and 2003

(Amounts in thousands except per share data)

	For the three months ended September 30,		For the twelve months ended September 30,
	2004	2003	2004	2003
Total revenues	$12,461	$838	$18,726	$5,245

Costs and expenses:
Cost of Revenues	7,491	250	7,950	1,073
Research and development	4,665	8,579	23,303	24,466
Marketing, general and administrative	27,545	2,512	51,916	11,105

Total costs and expenses	39,701	11,341	83,169	36,644

Loss from operations	(27,240)	(10,503)	(64,443)	(31,399)

Investment income	678	215	1,401	664
Interest expense	(1,292)	(1,077)	(5,170)	(1,077)

Net loss	$(27,854)	$(11,365)	$(68,212)	$(31,812)

Net loss per common share:
Basic and diluted	$(0.58)	$(0.24)	$(1.43)	$(0.68)

Weighted average common shares:
Basic and diluted	47,826	47,092	47,542	46,930

INDEVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
	September 30, 2004	September 30, 2003
Cash, cash equivalents and marketable securities	$157,008	$84,087
Other assets	16,830	5,984

Total assets	$173,838	$90,071

Convertible notes	72,000	72,000
Deferred revenue	143,750	—
Other liabilities	21,126	11,830

Capital	305,865	306,932
Accumulated deficit	(368,903)	(300,691)

Total stockholders' equity (deficit)	(63,038)	6,241

Total liabilities and stockholders' equity (deficit)	$173,838	$90,071